EXHIBIT 23

PULTE HOMES, INC.
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-98944, Form S-8 No. 33-99218, Form S-8 No. 33-51019, Form S-8 No. 33-66284, Form S-8 No. 33-66286, Form S-3 No. 33-86806 and Form S-8 No. 33-102255) of Pulte Homes, Inc. and in the related Prospectuses of our report dated January 21, 2003, with respect to the consolidated financial statements of Pulte Homes, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Detroit, Michigan
March 7, 2003